Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER SALES UP 18% TO $6.70 BILLION; 2008 FREE CASH FLOW GROWS 16% TO $1.36 BILLION

SEATTLE—(BUSINESS WIRE)—January 29, 2009—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2008.

Operating cash flow was $1.70 billion in 2008, compared with $1.41 billion in 2007. Free cash flow increased 16% to $1.36 billion in 2008, compared with $1.18 billion in 2007.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 446 million on December 31, 2008, compared with 435 million a year ago.

Net sales increased 18% to $6.70 billion in the fourth quarter, compared with $5.67 billion in fourth quarter 2007. Excluding the $320 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales would have grown 24% compared with fourth quarter 2007.

Operating income was $272 million in the fourth quarter, compared with $271 million in fourth quarter 2007. Excluding the $26 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income would have grown 10% compared with fourth quarter 2007.

Net income increased 9% to $225 million in the fourth quarter, or $0.52 per diluted share, compared with net income of $207 million, or $0.48 per diluted share, in fourth quarter 2007.

“We remain relentlessly focused on serving customers with low prices, great selection and free shipping offers, including Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “We’re particularly grateful for the unusually strong demand for Kindle in the fourth quarter.”

Full Year 2008

Net sales increased 29% to $19.17 billion, or 28% excluding the $127 million favorable impact from year-over-year changes in foreign exchange rates throughout the year, compared with $14.84 billion in 2007.

Operating income increased 28% to $842 million, or 27% excluding the $10 million favorable impact from year-over-year changes in foreign exchange rates throughout the year, compared with $655 million in 2007. Included in 2008 operating income is a $53 million non-cash gain recognized on the sale of the Company’s European DVD rental assets.

Net income increased 36% to $645 million in 2008, or $1.49 per diluted share, compared with net income of $476 million, or $1.12 per diluted share, in 2007.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $3.63 billion, up 18% from fourth quarter 2007.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $3.07 billion, up 19% from fourth quarter 2007. Excluding the unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International sales grew 31%.

•	Worldwide Media sales grew 9% to $3.64 billion, compared with $3.33 billion in fourth quarter 2007.

•	Worldwide Electronics & Other General Merchandise sales grew 31% to $2.89 billion, compared with $2.21 billion in fourth quarter 2007, and increased to 43% of worldwide net sales compared with 39%.

•

Amazon.com introduced Frustration-Free Packaging, a multi-year initiative designed to make it easier for consumers to liberate items from their packaging by eliminating hard plastic clamshell cases, plastic bindings and plastic-coated wire ties. Frustration-Free Packaging is also more environmentally friendly than traditional packaging. The program launched with products from leading manufacturers including Fisher-Price, Mattel, Microsoft and Transcend.

•	Amazon.com shipped over 3 million units worldwide in fourth quarter 2008 on behalf of sellers who utilized Fulfillment by Amazon.

•	Amazon.co.uk launched the Amazon MP3 music service, offering more than 4 million DRM-free songs from all four major and hundreds of independent labels that can be played on any MP3 player.

•	Amazon Web Services (AWS) launched Amazon CloudFront, a self-service, pay-as-you-go web service for content delivery enabling global content distribution and seamless integration with Amazon S3.

•

AWS launched the ability to run Microsoft Windows Server on Amazon Elastic Compute Cloud (Amazon EC2) and enabled customers to run their Amazon EC2 instances in two Availability Zones within a new European Region with full-service features like Elastic IP addresses and Amazon Elastic Block Store.

•	AWS introduced tiered pricing for Amazon S3, enabling customers’ costs to decrease as their storage volume grows.

•

The Kindle Store contains the largest collection of e-books available anywhere in the world. Selection increased by 45,000 titles in the fourth quarter, bringing the total to 230,000 titles. One hundred three out of 112 current New York Times bestsellers are available and, along with most new releases, are priced at $9.99 or less. In addition, the Kindle Store recently added The Arizona Republic, The Baltimore Sun, The Orange County Register and USA Today and now offers newspapers from 8 of the top 10 metro areas in the United States.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of January 29, 2009. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce and the various factors detailed below.

First Quarter 2009 Guidance

•	Net sales are expected to be between $4.525 billion and $4.925 billion, or to grow between 9% and 19% compared with first quarter 2008.

•

Operating income is expected to be between $125 million and $210 million, or between 37% decline and 6% growth compared with first quarter 2008. This guidance includes approximately $75 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, indebtedness, government regulation and taxation, payments and fraud. In addition, the current global economic climate amplifies many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as Books; Movies, Music & Games; Digital Downloads; Computers & Office; Electronics; Home & Garden; Grocery, Health & Beauty; Toys, Kids & Baby; Apparel, Shoes & Jewelry; Sports & Outdoors; and Tools, Auto & Industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon Elastic Block Store, Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), Amazon Mechanical Turk and Amazon CloudFront.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,650	$1,366	$2,539	$1,022
OPERATING ACTIVITIES:
Net income	225	207	645	476
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	77	63	287	246
Stock-based compensation	79	54	275	185
Other operating expense (income), net	8	3	(24)	9
Losses (gains) on sales of marketable securities, net	—	—	(2)	1
Other expense (income), net	(17)	(1)	(34)	12
Deferred income taxes	41	(97)	(5)	(99)
Excess tax benefits from stock-based compensation	1	(163)	(159)	(257)
Changes in operating assets and liabilities:
Inventories	(102)	(231)	(232)	(303)
Accounts receivable, net and other	(324)	(237)	(218)	(255)
Accounts payable	1,336	1,144	812	928
Accrued expenses and other	209	399	247	429
Additions to unearned revenue	162	79	449	244
Amortization of previously unearned revenue	(124)	(71)	(344)	(211)

Net cash provided by operating activities	1,571	1,149	1,697	1,405
INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(101)	(73)	(333)	(224)
Acquisitions, net of cash acquired, and other	(87)	(29)	(494)	(75)
Sales and maturities of marketable securities and other investments	272	115	1,305	1,271
Purchases of marketable securities and other investments	(449)	(153)	(1,677)	(930)

Net cash provided by (used in) investing activities	(365)	(140)	(1,199)	42
FINANCING ACTIVITIES:
Proceeds from exercises of stock options	1	12	11	91
Excess tax benefits from stock-based compensation	(1)	163	159	257
Common stock repurchased	(100)	—	(100)	(248)
Proceeds from long-term debt and other	51	3	87	24
Repayments of long-term debt and capital lease obligations	(15)	(10)	(355)	(74)

Net cash provided by (used in) financing activities	(64)	168	(198)	50
Foreign-currency effect on cash and cash equivalents	(23)	(4)	(70)	20

Net increase in cash and cash equivalents	1,119	1,173	230	1,517

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,769	$2,539	$2,769	$2,539

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$3	$1	$64	$67
Cash paid for income taxes	25	10	53	24
Fixed assets acquired under capital leases and other financing arrangements	44	32	148	74
Fixed assets acquired under build-to-suit leases	37	15	72	15
Conversion of debt	—	—	605	1

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$6,704	$5,673	$19,166	$14,835
Cost of sales	5,356	4,503	14,896	11,482

Gross profit	1,348	1,170	4,270	3,353
Operating expenses (1):
Fulfillment	549	478	1,658	1,292
Marketing	169	133	482	344
Technology and content	278	221	1,033	818
General and administrative	72	64	279	235
Other operating expense (income), net (2)	8	3	(24)	9

Total operating expenses	1,076	899	3,428	2,698

Income from operations	272	271	842	655
Interest income	16	28	83	90
Interest expense	(12)	(21)	(71)	(77)
Other income (expense), net	26	3	47	(8)

Total non-operating income	30	10	59	5

Income before income taxes	302	281	901	660
Provision for income taxes	(79)	(74)	(247)	(184)
Equity-method investment activity, net of tax	2	—	(9)	—

Net income	$225	$207	$645	$476

Basic earnings per share	$0.52	$0.50	$1.52	$1.15

Diluted earnings per share	$0.52	$0.48	$1.49	$1.12

Weighted average shares used in computation of earnings per share:
Basic	428	416	423	413

Diluted	436	427	432	424

(1) Includes stock-based compensation as follows:

Fulfillment	$19	$11	$61	$39
Marketing	4	2	13	8
Technology and content	42	31	151	103
General and administrative	14	10	50	35

(2)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
North America
Net sales	$3,631	$3,084	$10,228	$8,095
Cost of sales	2,850	2,386	7,733	6,064

Gross profit	781	698	2,495	2,031
Direct segment operating expenses (1)	651	545	2,050	1,631

Segment operating income	$130	$153	$445	$400

International
Net sales	$3,073	$2,589	$8,938	$6,740
Cost of sales	2,506	2,117	7,163	5,418

Gross profit	567	472	1,775	1,322
Direct segment operating expenses (1)	338	297	1,127	873

Segment operating income	$229	$175	$648	$449

Consolidated
Net sales	$6,704	$5,673	$19,166	$14,835
Cost of sales	5,356	4,503	14,896	11,482

Gross profit	1,348	1,170	4,270	3,353
Direct segment operating expenses	989	842	3,177	2,504

Segment operating income	359	328	1,093	849
Stock-based compensation	(79)	(54)	(275)	(185)
Other operating income (expense), net (2)	(8)	(3)	24	(9)

Income from operations	272	271	842	655
Total non-operating income, net	30	10	59	5
Provision for income taxes	(79)	(74)	(247)	(184)
Equity-method investment activity, net of tax	2	—	(9)	—

Net income	$225	$207	$645	$476

Segment Highlights:
Y/Y net sales growth:
North America	18%	40%	26%	38%
International	19	46	33	39
Consolidated	18	42	29	39
Y/Y gross profit growth:
North America	12%	31%	23%	33%
International	20	48	34	42
Consolidated	15	38	27	37
Y/Y segment operating income growth:
North America	(15%)	25%	11%	74%
International	31	65	44	66
Consolidated	9	44	29	70
Net sales mix:
North America	54%	54%	53%	55%
International	46	46	47	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

(2)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
North America
Media	$1,751	$1,637	$5,350	$4,630
Electronics and other general merchandise	1,733	1,336	4,430	3,139
Other	147	111	448	326

Total North America	3,631	3,084	10,228	8,095
International
Media	1,889	1,692	5,734	4,612
Electronics and other general merchandise	1,156	877	3,110	2,071
Other	28	20	94	57

Total International	3,073	2,589	8,938	6,740
Consolidated
Media	3,640	3,329	11,084	9,242
Electronics and other general merchandise	2,889	2,213	7,540	5,210
Other	175	131	542	383

Total Consolidated	$6,704	$5,673	$19,166	$14,835

Y/Y Net Sales Growth:
North America:
Media	7%	31%	16%	29%
Electronics and other general merchandise	30	53	41	55
Other	33	37	38	24
Total North America	18	40	26	38
International:
Media	12%	36%	24%	32%
Electronics and other general merchandise	32	68	50	55
Other	40	143	65	186
Total International	19	46	33	39
Consolidated:
Media	9%	33%	20%	31%
Electronics and other general merchandise	31	58	45	55
Other	34	47	42	35
Total Consolidated	18	42	29	39
Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	22%	26%	22%	25%
Electronics and other general merchandise	46	55	49	45
Other	58	124	67	165
Total International	31	35	31	31
Consolidated:
Media	15%	28%	19%	27%
Electronics and other general merchandise	36	54	44	51
Other	38	45	42	34
Total Consolidated	24	37	28	35
Consolidated Net Sales Mix:
Media	54%	59%	58%	62%
Electronics and other general merchandise	43	39	39	35
Other	3	2	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,769	$2,539
Marketable securities	958	573
Inventories	1,399	1,200
Accounts receivable, net and other	827	705
Deferred tax assets	204	147

Total current assets	6,157	5,164
Fixed assets, net	854	543
Deferred tax assets	145	260
Goodwill	438	222
Other assets	720	296

Total assets	$8,314	$6,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,594	$2,795
Accrued expenses and other	1,093	902
Current portion of long-term debt	59	17

Total current liabilities	4,746	3,714
Long-term debt	409	1,282
Other long-term liabilities	487	292
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 445 and 431
Outstanding shares — 428 and 416	4	4
Treasury stock, at cost	(600)	(500)
Additional paid-in capital	4,121	3,063
Accumulated other comprehensive income (loss)	(123)	5
Accumulated deficit	(730)	(1,375)

Total stockholders’ equity	2,672	1,197

Total liabilities and stockholders’ equity	$8,314	$6,485

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Y/Y % Change
Cash Flows and Shares
Operating cash flow — trailing twelve months (TTM)	$1,405	$1,039	$1,088	$1,275	$1,697	21%
Purchases of fixed assets (incl. internal-use software & website development) — TTM	$224	$251	$272	$305	$333	48%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$1,181	$788	$816	$970	$1,364	16%
Free cash flow — TTM Y/Y growth	143%	51%	16%	21%	16%	N/A
Common shares and stock-based awards outstanding	435	435	446	448	446	3%
Common shares outstanding	416	417	426	429	428	3%
Stock-based awards outstanding	18	18	20	19	18	(1%)
Stock-based awards outstanding — % of common shares outstanding	4.4%	4.3%	4.6%	4.5%	4.2%	N/A
Results of Operations
Worldwide (WW) net sales	$5,673	$4,135	$4,063	$4,264	$6,704	18%
WW net sales — Y/Y growth, excluding F/X	37%	31%	35%	28%	24%	N/A
WW net sales — TTM	$14,835	$15,955	$17,133	$18,135	$19,166	29%
WW net sales — TTM Y/Y growth, excluding F/X	35%	35%	35%	33%	28%	N/A
Gross profit	$1,170	$956	$967	$999	$1,348	15%
Gross profit — Y/Y growth, excluding F/X	33%	28%	32%	29%	20%	N/A
Gross margin — % of WW net sales	20.6%	23.1%	23.8%	23.4%	20.1%	N/A
Gross profit — TTM	$3,353	$3,589	$3,855	$4,092	$4,270	27%
Gross profit — TTM Y/Y growth, excluding F/X	33%	33%	32%	31%	26%	N/A
Gross margin — TTM % of WW net sales	22.6%	22.5%	22.5%	22.6%	22.3%	N/A
Operating income (1)	$271	$198	$217	$154	$272	0%
Operating margin — % of WW net sales	4.8%	4.8%	5.3%	3.6%	4.1%	N/A
Operating income — TTM (1)	$655	$708	$808	$840	$842	28%
Operating income — TTM Y/Y growth, excluding F/X	61%	57%	52%	36%	27%	N/A
Operating margin — TTM % of WW net sales	4.4%	4.4%	4.7%	4.6%	4.4%	N/A
Net income (1)	$207	$143	$158	$118	$225	9%
Net income per diluted share	$0.48	$0.34	$0.37	$0.27	$0.52	6%
Net income — TTM (1)	$476	$508	$588	$627	$645	36%
Net income per diluted share — TTM	$1.12	$1.20	$1.38	$1.46	$1.49	33%
Segments
North America Segment:
Net sales	$3,084	$2,126	$2,168	$2,302	$3,631	18%
Net sales — Y/Y growth, excluding F/X	39%	31%	35%	29%	18%	N/A
Net sales — TTM	$8,095	$8,598	$9,166	$9,680	$10,228	26%
Gross profit	$698	$569	$559	$586	$781	12%
Gross margin — % of North America net sales	22.6%	26.7%	25.8%	25.5%	21.5%	N/A
Gross profit — TTM	$2,031	$2,160	$2,286	$2,412	$2,495	23%
Gross margin — TTM % of North America net sales	25.1%	25.1%	24.9%	24.9%	24.4%	N/A
Operating income	$153	$130	$96	$88	$130	(15%)
Operating margin — % of North America net sales	5.0%	6.1%	4.4%	3.8%	3.6%	N/A
Operating income — TTM	$400	$445	$458	$468	$445	11%
Operating income — TTM Y/Y growth, excluding F/X	73%	74%	46%	26%	11%	N/A
Operating margin — TTM % of North America net sales	4.9%	5.2%	5.0%	4.8%	4.4%	N/A
International Segment:
Net sales	$2,589	$2,009	$1,895	$1,962	$3,073	19%
Net sales — Y/Y growth, excluding F/X	35%	31%	34%	28%	31%	N/A
Net sales — TTM	$6,740	$7,357	$7,967	$8,455	$8,938	33%
Net sales — TTM % of WW net sales	45%	46%	47%	47%	47%	N/A
Gross profit	$472	$387	$408	$413	$567	20%
Gross margin — % of International net sales	18.2%	19.3%	21.5%	21.1%	18.5%	N/A
Gross profit — TTM	$1,322	$1,430	$1,569	$1,680	$1,775	34%
Gross margin — TTM % of International net sales	19.6%	19.4%	19.7%	19.9%	19.9%	N/A
Operating income	$175	$128	$149	$143	$229	31%
Operating margin — % of International net sales	6.8%	6.4%	7.9%	7.3%	7.4%	N/A
Operating income — TTM	$449	$483	$550	$594	$648	44%
Operating income — TTM Y/Y growth, excluding F/X	53%	44%	47%	41%	42%	N/A
Operating margin — TTM % of International net sales	6.7%	6.6%	6.9%	7.0%	7.3%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days and employee data)

(unaudited)

	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Y/Y % Change
Segments (continued)
Consolidated Segments:
Operating expenses	$842	$698	$722	$768	$989	17%
Operating expenses — TTM	$2,504	$2,661	$2,847	$3,030	$3,177	27%
Operating income	$328	$258	$245	$231	$359	9%
Operating margin — % of consolidated sales	5.8%	6.2%	6.0%	5.4%	5.4%	N/A
Operating income — TTM	$849	$928	$1,008	$1,062	$1,093	29%
Operating income — TTM Y/Y growth, excluding F/X	64%	59%	49%	35%	28%	N/A
Operating margin — TTM % of consolidated net sales	5.7%	5.8%	5.9%	5.9%	5.7%	N/A
Supplemental North America Segment Net Sales:
Media	$1,637	$1,205	$1,148	$1,245	$1,751	7%
Media — Y/Y growth, excluding F/X	30%	21%	24%	15%	8%	N/A
Media — TTM	$4,630	$4,845	$5,071	$5,235	$5,350	16%
Electronics and other general merchandise	$1,336	$826	$920	$950	$1,733	30%
Electronics and other general merchandise — Y/Y growth, excluding F/X	53%	46%	52%	51%	30%	N/A
Electronics and other general merchandise — TTM	$3,139	$3,400	$3,714	$4,033	$4,430	41%
Electronics and other general merchandise — TTM % of North America net sales	39%	40%	41%	42%	43%	N/A
Other	$111	$95	$100	$107	$147	33%
Other — TTM	$326	$353	$381	$412	$448	38%
Supplemental International Segment Net Sales:
Media	$1,692	$1,338	$1,258	$1,249	$1,889	12%
Media — Y/Y growth, excluding F/X	26%	22%	25%	18%	22%	N/A
Media — TTM	$4,612	$4,950	$5,299	$5,537	$5,734	24%
Electronics and other general merchandise	$877	$655	$611	$690	$1,156	32%
Electronics and other general merchandise — Y/Y growth, excluding F/X	55%	56%	52%	48%	46%	N/A
Electronics and other general merchandise — TTM	$2,071	$2,344	$2,590	$2,832	$3,110	50%
Electronics and other general merchandise — TTM % of International net sales	31%	32%	33%	33%	35%	N/A
Other	$20	$16	$26	$23	$28	40%
Other — TTM	$57	$63	$78	$86	$94	65%
Supplemental Worldwide Net Sales:
Media	$3,329	$2,543	$2,406	$2,494	$3,640	9%
Media — Y/Y growth, excluding F/X	28%	21%	25%	17%	15%	N/A
Media — TTM	$9,242	$9,795	$10,370	$10,772	$11,084	20%
Electronics and other general merchandise	$2,213	$1,481	$1,531	$1,640	$2,889	31%
Electronics and other general merchandise — Y/Y growth, excluding F/X	54%	50%	52%	49%	36%	N/A
Electronics and other general merchandise — TTM	$5,210	$5,744	$6,304	$6,865	$7,540	45%
Electronics and other general merchandise — TTM % of WW net sales	35%	36%	37%	38%	39%	N/A
Other	$131	$111	$126	$130	$175	34%
Other — TTM	$383	$416	$459	$498	$542	42%
Balance Sheet
Cash and marketable securities (2)	$3,309	$2,395	$2,625	$2,572	$4,035	22%
Inventory, net — ending	$1,200	$1,077	$1,107	$1,315	$1,399	17%
Inventory — average inventory % of TTM net sales	6.1%	5.9%	5.9%	6.3%	6.4%	N/A
Inventory turnover, average — TTM	12.7	13.1	13.0	12.4	12.2	(4%)
Fixed assets, net	$543	$594	$651	$731	$854	57%
Accounts payable days — ending	57	53	58	63	62	8%
Other
Employees (full-time and part-time; excludes contractors & temporary personnel)	17,000	17,800	18,400	20,500	20,700	22%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	Q2 2008 includes a $53 million non-cash gain associated with the sale of our European DVD rental assets.

(2)	Includes restricted cash, classified within “Other Assets” on our consolidated balance sheet, of: $197 million Q4 2007, $245 million Q1 2008, $245 million Q2 2008, $248 million Q3 2008 and $308 million Q4 2008.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•

Revenue is generally recorded gross for sales of our own inventory and net for sales by other sellers. Amounts paid in advance for subscription services, including amounts received for Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term. For our products with multiple elements, where a standalone value for each element cannot be established, we recognize the revenue and related cost over the estimated economic life of the product.

•

Shipping revenue, which includes amounts earned from customers who choose paid shipping options, Amazon Prime memberships and Fulfillment by Amazon programs, was $266 million, up less than 1% from $265 million.

Cost of Sales

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Cost of sales consists of the purchase price of consumer products and content sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale of products to our customers.

•

Outbound shipping costs totaled $508 million, up 13% from $449 million. Net shipping cost was $242 million, or 3.6% of net sales, up 32% from $184 million, or 3.2% of net sales. One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivering products.

Operating Expenses

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Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $86 million, up from $69 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

Stock-based compensation was $79 million, compared with $54 million. The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees. We utilize the accelerated, rather than a straight-line, method for recognizing stock-based compensation. Under this method, over 50% of the compensation cost would be expensed in the first year of a four-year vesting term.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$549	$(19)	$530	$478	$(11)	$467
Marketing	169	(4)	165	133	(2)	131
Technology and content	278	(42)	236	221	(31)	190
General and administrative	72	(14)	58	64	(10)	54
Other operating expense (income), net	8	—	8	3	—	3

Total operating expenses	$1,076	$(79)	$997	$899	$(54)	$845

Year-over-year Percentage Growth:
Fulfillment	15%		14%	42%		41%
Marketing	27		26	45		45
Technology and content	26		24	25		18
General and administrative	12		7	41		42
Percent of Net Sales:
Fulfillment	8.2%		7.9%	8.4%		8.2%
Marketing	2.5		2.5	2.3		2.3
Technology and content	4.2		3.5	3.9		3.4
General and administrative	1.1		0.9	1.1		1.0

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, sales by our sellers have higher fulfillment costs as a percent of net sales.

•

We expanded our fulfillment capacity in 2008 and 2007 through gains in efficiencies and increases in leased warehouse space. This expansion was designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide fulfillment services. We periodically evaluate our facility requirements as necessary.

Marketing

•

We direct customers to our websites primarily through a number of targeted online marketing channels, such as our Associates program, sponsored search, portal advertising, e-mail campaigns, and other initiatives. Our marketing expenses are largely variable, based on growth in sales and changes in rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense or its effect.

•	Marketing costs increased in absolute dollars in Q4 2008 due to increased spending in variable online marketing channels, such as our Associates program and sponsored search programs.

Technology and Content

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Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the compute, storage and telecommunications infrastructure.

•

We seek to efficiently invest in several areas of technology and content, including seller platforms, web services, digital initiatives, and the expansion of new and existing product categories, as well as in technology infrastructure to enhance the customer experience, improve our process efficiencies and support our infrastructure web services.

•	A significant majority of our technology costs are incurred in the US and most of them are allocated to our North America segment.

•

Certain costs relating to development of internal-use software and website development, including software used to upgrade and enhance our websites and processes supporting our business, are capitalized and amortized over two years.

•

During Q4 2008 and Q4 2007, we capitalized $40 million (including $7 million of stock-based compensation) and $33 million (including $6 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $38 million and $31 million for Q4 2008 and Q4 2007.

Stockholders’ Equity and Stock-Based Awards

•

As of December 31, 2008, outstanding common shares plus shares underlying outstanding stock-based awards were 446 million, up from 435 million as of December 31, 2007. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•

As of December 31, 2008, stock-based awards outstanding were 17.9 million, or 4.2% of shares outstanding, down from 18.2 million, or 4.4% of outstanding shares. Outstanding stock awards consist of 16.7 million restricted stock units and 1.2 million stock options with a $25.44 weighted-average exercise price.

•	We granted restricted stock unit awards of 0.9 million shares in Q4 2008 and 7.3 million shares in 2008, compared with 0.3 million shares and 7.6 million shares in Q4 2007 and for 2007.

•	In Q4 2008 we repurchased 2.2 million shares of common stock for $100 million under the $1 billion repurchase program authorized by our Board of Directors in February 2008.

Other Income (Expense), Net

•	Other income (expense), net, was $26 million and $3 million during Q4 2008 and Q4 2007. The amount consists primarily of gains and losses related to foreign currency remeasurement.

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our annual effective tax rate was 27%. The rate was lower than the 35% U.S. federal statutory rate primarily due to earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S.

•

A majority of our tax provision is non-cash. We have current tax benefits and net operating losses relating to excess stock-based compensation that are being utilized to reduce our U.S. taxable income. As such, cash paid for income taxes in 2008 was $53 million compared with $24 million in 2007.

•

We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2005 through 2008. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Kentucky for 2004 through 2008, France for 2005 through 2008, Germany for 2003 through 2008, Luxembourg for 2003 through 2008, and the United Kingdom for 2003 through 2008. In addition, in 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $119 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006 through 2008.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended December 31,
	2008			2007
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share data)
Net sales	$7,024	$(320)	$6,704	$5,478	$195	$5,673
Gross profit	1,407	(59)	1,348	1,134	36	1,170
Operating expenses	1,109	(33)	1,076	877	22	899
Income from operations	298	(26)	272	257	14	271
Net interest income (expense) and other (3)	7	23	30	8	2	10
Net income	227	(2)	225	195	12	207
Diluted earnings per share	$0.53	$(0.01)	$0.52	$0.45	$0.03	$0.48

(1)	Represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains and losses on cross-currency investments, remeasurement of 6.875% PEACS, and intercompany balances.

Net Income

•	Net income includes the impact of foreign currency remeasurements included in “Other income (expense), net” which fluctuate with changes in exchange rates.

Cash Flows and Balance Sheet

•

SFAS 123(R) requires the reporting of tax benefits relating to excess stock-based compensation as financing cash flows. Excess tax benefit from stock-based compensation activity was $(1) million in Q4 2008 and $159 million in 2008, compared with $163 million in Q4 2007 and $257 million in 2007.

•

Our cash, cash equivalents and marketable securities of $3.73 billion, at fair value, primarily consist of cash, government and government agency securities, AAA-rated money market funds and other investment grade securities. Included are amounts held in foreign currencies of $1.7 billion, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, marketable securities restricted for longer than one year; intangibles, net; deferred costs; certain equity investments; and intellectual property rights. The majority of marketable securities restricted for longer than one year relate to collateralization of bank guarantees and debt related to our international operations.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $270 million and current unearned revenue of $191 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period.

•	Long-term debt primarily includes the following:

	December 31, 2008	December 31, 2007
	(in millions)
6.875% PEACS due 2010 (1)	$335	$350
4.75% Convertible Subordinated Notes	—	899
Other long-term debt	133	50

	468	1,299
Less current portion of long-term debt	(59)	(17)

	$409	$1,282

(1)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible, at the holders’ option, into our common stock at a conversion price of €84.883 per share ($118.62 per share, based on the exchange rate as of December 31, 2008). Total common stock issuable as of December 31, 2008, upon conversion of our outstanding 6.875% PEACS was 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. The U.S. Dollar equivalent principal, interest, and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, construction liability, deferred tax liabilities, unearned revenue and other long-term obligations.

•

In December 2007, we entered into a series of leases and other agreements for the lease of corporate office space to be developed in Seattle, Washington with initial terms of up to 16 years commencing on completion of development in 2010 and 2011 and options to extend for two five-year periods. At December 31, 2008, under the agreements we committed to occupy approximately 1,360,000 square feet of office space. In addition, we have the right to occupy up to an additional approximately 330,000 square feet subject to a termination fee, estimated to be up to approximately $10 million, if we elect not to occupy the additional space. We also have an option to lease up to an additional approximately 500,000 square feet at rates based on fair market values at the time the option is exercised, subject to certain conditions. In addition, if interest rates exceed a certain threshold, we have the option to provide financing for some of the buildings.

Certain Definitions and Other

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We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates. A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•

The North America segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.amazon.cn. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from retail sales from all sellers in categories such as books, movies, music, digital downloads, software and video games (including game consoles). Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items in categories not included in Media, such as electronics and computers, devices, home and garden, toys, kids and baby, grocery, apparel, shoes and jewelry, health and beauty, sports and outdoors, tools, and auto and industrial. Other consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services, and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding excess tax benefits from stock-based compensation. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in trade accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of ending accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing-twelve-month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities (excluding current portion of our long-term debt) over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions (including www.amazon.cn customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, Amazon Web Services customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Seller accounts exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

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References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca and www.amazon.cn, as well as Amazon.com-owned items sold through non-Amazon.com domains, such as books, music and movie items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions or Amazon.com gift certificates.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Rob Eldridge, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir